EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces 2012 Financial Results

Delivers 23% EPS Growth in Fourth Quarter; Initiates Regular Dividend

ANN ARBOR, Michigan, February 28, 2013: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2012, comprised of strong EPS and global store count growth, and positive same store sales. Historically consistent cash generation also enabled the Board of Directors to declare a regular dividend. Domestic same store sales grew 4.7% during the fourth quarter versus the year-ago period, and 3.1% for the full year, continuing the positive sales momentum in the Company’s domestic business. International also posted strong results with same store sales growth of 5.2% for both the quarter and full year periods. The fourth quarter marked the 76th quarter – or 19th full year – of consecutive quarterly international same store sales growth for the division. The Company also had global net store growth of 513 stores in 2012, led by a record 492 net new stores internationally, along with 21 net new domestic stores.

Fourth quarter diluted EPS was 64 cents, up 23.1% over the Company’s EPS in the prior year quarter. Diluted EPS, as reported, was $1.91 for fiscal 2012, up 12% over the as reported EPS in the prior year. Diluted EPS, as adjusted, was $2.02 for fiscal 2012, up nearly 20% over the as adjusted diluted EPS in the prior year. The Company also repurchased and retired 1,136,648 shares of its common stock for $45.5 million during the quarter and repurchased and retired 2,472,863 shares of its common stock for $88.2 million in fiscal 2012.

On February 27, 2013 the Board of Directors declared a 20-cent quarterly dividend for shareholders of record as of March 15, 2013 to be paid on March 29, 2013.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “Our performance in 2012 was yet another example of the consistent results we have delivered to our shareholders. Our strong global brand is driving a robust record of same store sales growth, new store openings and technological innovation that is building our business globally.”

Doyle continued, “The Board’s initiation of a regular quarterly dividend, in addition to our intention to continue share repurchases, are further evidence of our commitment to return value to our shareholders.”

Fourth Quarter and Fiscal 2012 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2012	Fourth Quarter of 2011	Fiscal 2012	Fiscal 2011
Net income	$37.6	$30.9	$112.4	$105.4
Weighted average diluted shares	58,487,618	59,764,693	58,997,476	61,653,519
Diluted earnings per share, as reported	$0.64	$0.52	$1.91	$1.71
Items affecting comparability*	—	—	0.11	(0.02)

Diluted earnings per share, as adjusted	$0.64	$0.52	$2.02	$1.69

*	Refer to the items affecting comparability section on Page Four for additional details.

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Revenues were up 7.5% for the fourth quarter versus the prior-year period, due primarily to higher volumes in domestic supply chain, higher same store sales in both domestic and international stores and store count growth in international markets.

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Net Income was up 21.6% for the fourth quarter versus the prior-year period, primarily driven by domestic and international same store sales growth, international store growth and improved operating margins

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Domino’s Pizza: FY 2012 Earnings Release, Page Two

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Diluted EPS was 64 cents for the fourth quarter versus 52 cents in the prior-year quarter – an increase of 12 cents, or 23.1%. This increase in diluted EPS was primarily due to higher net income and lower weighted average diluted shares outstanding. There were no items that affected comparability in the fourth quarter of 2012 compared to the fourth quarter of 2011.

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Global Retail Sales were up 9.7% in the fourth quarter, or up 9.4% when excluding the impact of foreign currency. For fiscal 2012, global retail sales were up 6.5%, or up 8.3% when excluding the impact of foreign currency.

	Fourth Quarter of 2012	Fiscal 2012
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+2.5%	+1.3%
Domestic franchise stores	+4.9%	+3.2%

Domestic stores	+4.7%	+3.1%

International stores (constant dollar basis)	+5.2%	+5.2%

Global retail sales growth: (versus prior year period)
Domestic stores	+5.0%	+3.3%
International stores (constant dollar basis)	+14.1%	+9.7%

Total	+9.7%	+6.5%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+5.0%	+3.3%
International stores	+13.6%	+13.3%

Total	+9.4%	+8.3%

The table above describes non-GAAP measures. Refer to our comments on non-GAAP measures on page five for additional details.

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 9, 2012	387	4,509	4,896	5,144	10,040
Openings	2	49	51	223	274
Closings	(1)	(18)	(19)	(40)	(59)
Transfers	—	—	—	—	—

Store count at December 30, 2012	388	4,540	4,928	5,327	10,255

Fourth quarter 2012 net growth	1	31	32	183	215

Fiscal 2012 net growth	(6)	27	21	492	513

Conference Call Information

The Company will file its annual report on Form 10-K this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its fiscal 2012 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 86136427. The webcast will also be archived for 30 days on www.dominosbiz.com.

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Domino’s Pizza: FY 2012 Earnings Release, Page Three

Share Repurchases

During the fourth quarter of 2012, the Company repurchased and retired 1,136,648 shares of its common stock under its open market share repurchase program for approximately $45.5 million, or an average price of $40.05 per share. For fiscal 2012, the Company repurchased and retired 2,472,863 shares of its common stock for approximately $88.2 million, or an average price of $35.68 per share. The Company has used approximately 24% of the total amount authorized under its open market share repurchase program and has approximately $152.4 million remaining under the program, which the Company’s Board of Directors reset for a second time at $200.0 million during the third quarter of 2012.

Dividends

Due to the Company’s strong financial performance and consistent free cash flow generation, the Board of Directors initiated a quarterly dividend of 20 cents per share. This dividend payment will be paid to shareholders of record as of March 15, 2013 with a payment date of March 29, 2013.

The vast majority of the Company’s currently outstanding vested and unvested stock options are held by the Company’s senior management as a key compensation component and tool for both management retention and aligning the interests of management with shareholders. However, these stock options are not eligible to receive ordinary dividends. In recognition of this lost economic value to management option holders, and due to the Board’s desire to appropriately reward and retain its proven management team for creating value for the Company’s stakeholders, the Compensation Committee approved additional equity grants for management option holders. As a further retention mechanism, the Compensation Committee also lengthened the vesting period applicable to stock options and performance-based restricted shares from three years to four years beginning with equity awards made in 2013. The Company estimates that it will incur an additional charge to its general and administrative expense over four years with the 2013 expense expected to be approximately $5 million as a result of this special grant.

Long Range Outlook

The Company does not provide quarterly or annual earnings estimates. The following long range outlook does not constitute specific earnings guidance, but the Company believes these ranges to be appropriate and achievable over the long term. The Company has recently adjusted portions of this long range outlook, as noted below:

	Current Outlook	Prior Outlook
Domestic same store sales growth	1% – 3%	1% – 3%
International same store sales growth	3% – 6%	3% – 6%
Net unit growth	4% – 6%	350 – 450 net stores
Global retail sales growth	6% – 10%	5% – 8%
Capital expenditures (in millions)	$25 – $35	$25 – $35
Tax rate	37.5% – 38.5%	38% – 39%

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Domino’s Pizza: FY 2012 Earnings Release, Page Four

Items Affecting Comparability

The Company’s reported financial results for fiscal 2012 are not comparable to the reported financial results for the equivalent prior-year period. The table below presents certain items that affect comparability between 2012 and 2011 financial results. The Company believes that including such information is critical to the understanding of its financial results for fiscal 2012 as compared to the same period in 2011 (See the Comments on Non-GAAP Measures section).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding that resulted in an increase in diluted EPS of approximately one cent in the fourth quarter of 2012 and nine cents in fiscal 2012.

	Fourth Quarter			Full Year
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2012 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$—	$—	$—	$(293)	$(182)	$(0.00)
Additional interest expense (2)	—	—	—	(10,222)	(6,348)	(0.11)

Subtotal	—	—	—	(10,515)	(6,530)	(0.11)
Deferred tax asset valuation allowance (3)	—	—	—	—	(868)	(0.01)
Tax benefit for increased tax basis in certain assets (4)	—	—	—	—	735	0.01

Total of 2012 items	$—	$—	$—	$(10,515)	$(6,663)	$(0.11)

2011 items affecting comparability:
Impact related to the sale of Company-owned stores (5)	$—	$—	$—	$1,560	$962	$0.02
Gain on Netherlands operations (6)	—	—	—	678	417	0.01

Total of 2011 items	$—	$—	$—	$2,238	$1,379	$0.02

(1)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders, and legal and professional fees incurred in connection with the Company’s 2012 recapitalization.
(2)	Primarily includes the write-off of deferred financing fees related to the extinguishment of the 2007 debt in connection with the Company’s 2012 recapitalization. Additionally, the Company incurred $2.1 million of interest expense on the 2007 borrowings subsequent to the closing of the 2012 recapitalization but prior to the repayment of the 2007 borrowings, resulting in the payment of interest on both the 2007 and 2012 facilities for a short period of time.
(3)	Represents a valuation allowance recorded on a deferred tax asset related to a capital loss that resulted from a write-off of the tax basis goodwill associated with the sale of the six remaining Company-owned stores in a certain market in the first quarter of 2012.
(4)	Represents a tax benefit of $0.7 million that was recorded to reflect an increased tax basis in certain assets due to the issuance of final tax rules in the third quarter of 2012.
(5)	The income recognized primarily relates to the sale of 30 Company-owned stores during the third quarter of 2011 and 56 stores during the three fiscal quarters of 2011. The income in the third quarter is net of related expenses of approximately $0.3 million and net of a reduction in goodwill of approximately $0.3 million. The income during the three fiscal quarters is net of related expenses of approximately $0.3 million and net of a reduction in goodwill of approximately $0.7 million.
(6)	Relates to the recognition of a contingent gain in connection with the previous sale of the Netherlands operations to the current master franchisee. The amount was received by the Company during the first quarter of 2011 as a portion of the contingency was finalized.

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Domino’s Pizza: FY 2012 Earnings Release, Page Five

Liquidity

As of December 30, 2012, the Company had approximately:

•	$54.8 million of unrestricted cash and cash equivalents,

•	$1.56 billion in total debt, and

•	$56.5 million of available borrowings under its $100.0 million variable funding notes, net of letters of credits issued of $43.5 million.

The Company’s cash borrowing rate averaged 5.3% for the fourth quarter and 5.5% for fiscal 2012. It invested $29.3 million in capital expenditures during fiscal 2012 versus $24.3 million in fiscal 2011.

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $147.1 million in fiscal 2012.

(in thousands)	Fiscal 2011
Net cash provided by operating activities (as reported)	$176,320
Capital expenditures (as reported)	(29,267)

Free cash flow	$147,053

Comments on Non-GAAP Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. Management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning.

Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

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Domino’s Pizza: FY 2012 Earnings Release, Page Six

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with its global enterprise of more than 10,200 stores in over 70 international markets. Domino’s had global retail sales of over $7.4 billion in 2012, comprised of over $3.5 billion in the U.S. and nearly $3.9 billion internationally. In the fourth quarter of 2012, Domino’s had global retail sales of nearly $2.4 billion, comprised of approximately $1.1 billion in the U.S. and $1.3 billion internationally. Its system is largely made up of franchise owner-operators who accounted for over 96% of the company’s stores as of the fourth quarter 2012. Domino’s reached the unprecedented $1 billion mark in U.S. digital sales during a one-year time period from April 2011 to April 2012. Its emphasis on new technology has helped drive the emergence of Domino’s ordering apps for Kindle Fire, Android™ and iPhone® – which now cover over 80% of the smartphone market. Continuing its focus on menu enhancement, Domino’s established itself as a player in the Pan Pizza market with the launch of its Handmade Pan Pizza, featuring fresh, never-frozen dough, in October 2012.

Order—www.dominos.com

Mobile – http://mobile.dominos.com

Info—www.dominosbiz.com

Twitter—http://twitter.com/dominos

Facebook—http://www.facebook.com/Dominos

Domino’s Pizza: FY 2012 Earnings Release, Page Seven

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our operating performance, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: FY 2012 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	December 30, 2012	% of Total Revenues	January 1, 2012	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$99,907		$98,470
Domestic franchise	61,479		57,965
Domestic supply chain	305,316		282,718
International	72,948		62,595

Total revenues	539,650	100.0%	501,748	100.0%

Cost of sales:
Domestic Company-owned stores	76,066		77,250
Domestic supply chain	273,852		254,402
International	29,056		25,239

Total cost of sales	378,974	70.2%	356,891	71.1%

Operating margin	160,676	29.8%	144,857	28.9%
General and administrative	72,637	13.5%	68,725	13.7%

Income from operations	88,039	16.3%	76,132	15.2%
Interest expense, net	(27,734)	(5.1)%	(28,067)	(5.6)%

Income before provision for income taxes	60,305	11.2%	48,065	9.6%
Provision for income taxes	22,727	4.2%	17,154	3.4%

Net income	$37,578	7.0%	$30,911	6.2%

Earnings per share:
Common stock – diluted	$0.64		$0.52

Domino’s Pizza: FY 2012 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Year Ended
	December 30, 2012	% of Total Revenues	January 1, 2012	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$323,652		$336,349
Domestic franchise	195,000		187,007
Domestic supply chain	942,219		927,904
International	217,568		200,933

Total revenues	1,678,439	100.0%	1,652,193	100.0%

Cost of sales:
Domestic Company-owned stores	247,391		267,066
Domestic supply chain	843,329		831,665
International	86,381		82,946

Total cost of sales	1,177,101	70.1%	1,181,677	71.5%

Operating margin	501,338	29.9%	470,516	28.5%
General and administrative	219,007	13.1%	211,371	12.8%

Income from operations	282,331	16.8%	259,145	15.7%
Interest expense, net	(101,144)	(6.0)%	(91,339)	(5.5)%

Income before provision for income taxes	181,187	10.8%	167,806	10.2%
Provision for income taxes	68,795	4.1%	62,445	3.8%

Net income	$112,392	6.7%	$105,361	6.4%

Earnings per share:
Common stock – diluted	$1.91		$1.71

Domino’s Pizza: FY 2012 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 30, 2012	January 1, 2012
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$54,813	$50,292
Restricted cash and cash equivalents	60,015	92,612
Accounts receivable	94,103	87,200
Inventories	31,061	30,702
Advertising fund assets, restricted	37,917	36,281
Other assets	28,358	29,756

Total current assets	306,267	326,843
Property, plant and equipment, net	91,445	92,400
Other assets	80,485	61,300

Total assets	$478,197	$480,543

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$24,349	$904
Accounts payable	77,414	69,714
Advertising fund liabilities	37,917	36,281
Other accrued liabilities	89,818	90,276

Total current liabilities	229,498	197,175
Long-term liabilities:
Long-term debt, less current portion	1,536,443	1,450,369
Other accrued liabilities	47,779	42,738

Total long-term liabilities	1,584,222	1,493,107
Total stockholders’ deficit	(1,335,523)	(1,209,739)

Total liabilities and stockholders’ deficit	$478,197	$480,543

Domino’s Pizza: FY 2012 Earnings Release, Page Eleven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
	December 30, 2012	January 1, 2012
(In thousands)
Cash flows from operating activities:
Net income	$112,392	$105,361
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	23,171	24,042
(Gains) losses on sale/disposal of assets	540	(2,436)
Amortization of deferred financing costs, debt discount and other	14,596	6,190
Provision for deferred income taxes	4,193	8,169
Non-cash compensation expense	17,621	13,954
Tax impact from equity-based compensation	(16,220)	(15,589)
Other	(69)	1,428
Changes in operating assets and liabilities	20,096	11,954

Net cash provided by operating activities	176,320	153,073
Cash flows from investing activities:
Capital expenditures	(29,267)	(24,349)
Proceeds from sale of assets	2,988	6,031
Changes in restricted cash	32,597	(7,082)
Other	1,030	(1,541)

Net cash provided by (used in) investing activities	7,348	(26,941)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,575,000	—
Repayments of long-term debt and capital lease obligations	(1,465,509)	(890)
Proceeds from issuance of common stock	—	563
Proceeds from exercise of stock options	8,945	33,524
Tax impact from equity-based compensation	16,220	15,589
Purchase of common stock	(88,238)	(165,007)
Common stock dividends and equivalents	(185,484)	—
Tax payments for restricted stock	(5,845)	(3,504)
Cash paid for financing costs	(32,538)	(3,760)

Net cash used in financing activities	(177,449)	(123,485)
Effect of exchange rate changes on cash and cash equivalents	(1,698)	(300)

Change in cash and cash equivalents	4,521	2,347
Cash and cash equivalents, at beginning of period	50,292	47,945

Cash and cash equivalents, at end of period	$54,813	$50,292

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